Exhibit 99.1

NEW YORK MORTGAGE TRUST, INC.
NEW YORK MORTGAGE TRUST 3RD QUARTER CONFERENCE CALL
November 7, 2007, 9:00 AM ET
Chairperson: Julie Tu

Operator:
Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the New York Mortgage Trust Third Quarter Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question at that time, please press the star, followed by the one, on your touchtone phone. If you are using speaker equipment, we do ask that you please lift the handset before making your selection. As a reminder, this conference is being recorded Wednesday, November 07, 2007.

At this time, I’d like to turn the presentation over to Julie Tu with the Financial Relations Board. Please go ahead, ma’am.

Julie Tu:
Thank you, operator. Good morning everyone, and welcome to the New York Mortgage Trust Third Quarter 2007 Results Conference Call. A press release was distributed yesterday after the close of market. If you did not receive a copy, the release is available on the Company’s website at www.nymtrust.com in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can access in the same section or through www.earnings.com. If you would like to be added to the Company’s quarterly distribution list, please contact Samantha Alphonso [ph] at 212-827-3746.

At this time, management would like me to inform you that certain statements made during the conference call which are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although New York Mortgage Trust believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from expectations are detailed in yesterday’s press release and from time to time in the Company’s filings with the SEC.

Now at this time for opening remarks, I would like to introduce David Akre, Vice-Chairman, Co-Chief Executive Officer, and President. David, please go ahead.

David Akre:
Thank you very much, Julie. Good morning everyone, and welcome to the New York Mortgage Trust Third Quarter Earnings Call. With me today are Steve Mumma, our CEO, President, and CFO; Brad Howe, our Senior Vice-President and General Counsel; and new to the team is Lynne Tracey, our new Controller.

As most of you know, 2007 has been a year of tremendous change for New York Mortgage Trust. We exited the mortgage lending business on March 31st of this year and since have transitioned into a passive REIT, passive meaning we no longer originate loans, are no longer subject to lending regulatory oversight, and no longer have warehouse lines to be concerned with. Selling the mortgage lending business was a critical step for New York Mortgage Trust. Early in the third quarter, we were optimistic about our prospects for the second half of the year. We sold approximately 231 million of non-agency hybrid ARMS in July, well before any liquidity problems had surfaced. In addition, we had purchased 182 million of floating rate securities, of which 157 million were agency. This portfolio restructuring improved our net interest margin significantly and proved to be another critical step for New York Mortgage Trust, given what was about to happen.

August has been described as one of the worst environments ever in the history of the mortgage market. I don’t know anybody that disagrees with that. Many did not survive or had to massively de-leverage due to decreased liquidity throughout the entire fixed income system. The effects have forced the Federal Reserve to lower interest rates by 75 basis points. I think that’s enough said about that. Fortunately, we sold only 21.5 million of non-agency securities during the entire third quarter. That sale, unfortunately, generated a $1 million loss.

The two critical steps, exiting the lending business and selling of the non-agencies in July, enabled us to weather the difficult environment in the third quarter. They also helped us from an earnings and credit perspective. Let me touch on that a little bit. As for earnings in the third quarter, our margin went up to 34 basis points from 12 basis points as of June 30th and 1 basis—2 basis points as of March 30th. Steve Mumma can discuss that in more detail in a minute. As far as credit, the market is far more comfortable today with agencies versus non-agency credit risk. There’s no doubt about that.

Staying with credit for a minute, let me briefly touch on the other main component of our balance sheet, that being loans held in securitization trusts. We haven’t discussed that for a couple of quarters now. I think it’s important to revisit that. As of September 30th, we had 459 million of loans and securitization trusts on the balance sheet. All these loans were securitized in 2005 as part of our efforts underway at that time. Let me give you an updated synopsis of the credit profile on those loans. First of all, they are 100% first liens. We have no second liens in our securitization trusts. Average loan size of 488,000; average loan-to-value ratio at origination of 69.6%. Today, I would estimate that number hasn’t changed, given that the average loan was originated in early 2005. In other words, the loans are seasoned approximately 30 months. And since then, we’ve seen—there has been appreciation and obviously some depreciation in house prices, but I think from now and looking back to 2005, prices basically are flat. Average FICO score 738, and percent of full-document loans in that group is 72%. As it relates to credit risk on those loans, I feel strongly that these loans represent very high-quality assets. The fact that we have 72% full-doc tells you that we were never comfortable with how Alt-A loans were being priced, or rather mis-priced, in 2006 and early 2007.

As of September 30th, our 90-day plus delinquent loans totaled 7.6 million, or 1.66% of the portfolio, up from 1.38% in June. Against those loans, we have a $1 million reserve.

As far as credit risk on our discontinued mortgage lending operation, we continue to make progress in reducing outstanding repurchase requests on loans that originated and sold prior to March 31st of this year. As of September 30th, we had 7.3 million in repurchase requests remaining; down significantly from the 25.2 million we had as of June 30th. New repurchase requests during the third quarter totaled 1 million, and we had 0.5 million of existing requests rescinded. So net, we had 0.5 million of new requests.

The settlements to date also include protection for New York Mortgage Trust for substantially all future claims from those same loan investors. These settlements could well prove another critical step for us in 2007.

In summary, this has been a very eventful quarter for many reasons. As a result of being proactive, we were able to weather a difficult period. Further, we have positioned ourselves for greater stability and growth in the future. On that note, let me turn the call over to Steve Mumma.

Steve Mumma:
Thank you, Dave. Good morning, everyone. When we last spoke in the early part of August, I said that the last 90 days were probably one of the most difficult mortgage environments that I’ve seen in my 20 years of experience. I was wrong. From mid August through September, the mortgage market experienced a liquidity and valuation crisis never before experienced in the mortgage market. Some will say the market move exceeded five standard deviations. Ratings were questioned, liquidity was scarce, and there were large write-offs throughout our industry. We survived, but not unscathed. We sold approximately 21.5 million of non-agent securities during this time and incurred a loss of approximately $1 million. Also, we experienced increased borrowing costs, increased margin requirements, and a reduced number of liquidity providers. All this being said, we were still able to increase our net interest margin, improve our balance sheet liquidity, and settle many of the discontinued operations contingent liabilities, all of which I will talk about in more detail throughout this discussion.

First, I would like to state that our per-share amounts reflect a one for five reverse stock split that became effective on October 9th and that we currently have 3.6 million shares outstanding. For our third quarter 2007 on a consolidated basis, we reported a net loss of $2.4 million, or $0.65 per share, as compared with a net loss of 3.9 million, or $1.07 per share, for the same period in 2006.

As of September 30, 2007, the Company has total assets of approximately $873 million, compared with $1.3 billion as of December 31, 2006, and $1.5 billion as of the same period ending a year ago, September 30, 2006. Included in our assets for the third quarter were approximately $360 million of available for-sale mortgage-backed securities, 326 million of which were either Fannie or Freddie Mac CMO agency floating-rate securities. $32 million were AAA floating-rate non-agency securities, and $1.5 million were non-investment grade securities related to our forced securitization that we retained, all of which are valued by independent third parties for financial reporting purposes. In addition to the available for-sale securities, the balance sheet included $459 million of loans held in securitization trust. These loans consist primarily of prime hybrid ARMS with an average seasoning of 30 months. The last securitization included in this category was completed in December 2005. Also included in the balance sheet as of September 30, 2007, were $9.9 million in assets related to our discontinued operations, primarily which were loans held for sale of approximately $8 million.

The Company had total liabilities of $829 million as of September 30, 2007, as compared with $1.3 billion as of December 31, 2006, and $1.4 billion as of September 30, 2006. Included in the liabilities for the current period were $328 million of repurchase agreements, $444 million of collateralized debt obligations, and $45 million of subordinated debentures or trust preferred securities. We had no warehouse facilities outstanding at this time. The $444 million of collateralized debt obligation is permanently-financed debt with no recourse back to the Company.

As previously mentioned, the repositioning of our portfolio into primarily agency securities allowed us to better weather the liquidity crisis. In addition, included in the $328 million of repurchase agreements is a six-month repurchase agreement totaling $102 million, maturing in February of 2008.

The Company’s book value for September 30, 2007, was $11.92 per share, including a $5.05 per share item related to net deferred tax assets. Also included in our book value was $7.7 million of unrealized losses related to available for-sale securities, $1.6 million of unrealized losses related to interest rates swaps, and a $1.6 million related to unrealized losses for interest rate caps related to our securitization.

As of September 30, 2007, the Company had reserves of $1.6 million to cover the disposition of mortgage loans held for sale under discontinued operations. In addition, the Company also had $1 million to cover reserves for loan repurchase requests and identification.

Our continuing operations or mortgage portfolio business had a net loss of $1.7 million for the quarter ending September 30, 2007, as compared with a loss of $5.2 million for the preceding quarter ending June 30, 2007, and net income of $0.3 million for the quarter ending September 30, 2006. Included in the loss for the current period was $1 million associated to the sale of the non-agency securities, of which $0.7 million was attributable to below investment grade security sales; $0.1 million was related to an increase in loan loss reserves for our loan settlement securitization trust; as well as one-time charges of approximately $0.2 million related to professional fees for analyzing potential strategic alternatives and other incidental legal costs. The Company had delinquencies totaling 1.96%, or $9 million, comprised of 13 loans related to the mortgage loans held in securitization trust. The Company disposed of two REO properties during the third quarter with no significant principle loss.

The net margin increased to 34 basis points in the current period as compared to 12 basis points in the previous quarter and 16 basis points for the quarter ending September 30, 2006.

The Company’s average earning assets for the quarter ended September 30, 2007, totaled $865.7 million, as compared to $948.6 million in the previous quarter and $1.3 billion for the quarter ended September 30, 2006.

The average cash yield in the portfolio equaled 5.27% during the period, up from 5.55% for the previous quarter and 5.28% for the quarter ending September 30, 2006.

Liability costs were 5.38% for the quarter ending September 30, 2007; 5.43% for the quarter ending September 30, 2007; and 5.12% for the quarter ending September 30, 2006.

The improvement in the margin is directly attributable to the portfolio repositioning into floating rate agency securities. However, the margin was negatively impacted by increased borrowing costs related to the liquidity dislocation that occurred during the period.

The Company’s overall portfolio cost of prepayment rate, or CPR, paid at a rate of 20% during the third quarter as compared to 21% in the previous quarter and 19% for the first quarter of the year. The Company’s loan sale and securitization trust paid at an average rate of 28% during the third quarter as compared to 12% CPR for the available for-sale portfolio.

The Company ended the quarter with nine employees and is currently at those same numbers. We anticipate the ongoing operational expenses as we move to a passive restructure should approximate between $750 and $850,000 per quarter, with compensation representing 40%--40% represented by professional D&O insurance and SarbOx costs, and 20% related to general administrative expenses. We anticipate hitting this run-rate in 2008, as there still remain certain residual expenses for the discontinued operation.

The fee of $3.2 million that we’ve referred to in the past quarterly calls that we were to receive for vacating our corporate headquarters has been deferred until the first quarter of 2008 without penalty, as there has been a delay to relocate the previously-sold mortgage company employees. As part of this delay, the Company will not pay rent through this period until the premises is vacated, or a savings of approximately $20,000 a month.

Looking ahead, we have substantially completed our transition to a passive REIT and expect incremental additional expenses related to our discontinued mortgage operation. Given these factors, we anticipate achieving break-even performance during the fourth quarter on a consolidated net income basis with continued improvement during 2008. For additional information, you can access our 10Q, which will be filed later this week with the SEC at our website at www.nymtrust.com, or at the SEC website, www.sec.gov.

This concludes our comments, and we’re now ready to open the call to questions.

Operator:
Thank you, sir. Ladies and gentlemen, at this time we will begin the question-and-answer session. As a reminder if you would like to ask a question, please press the star, followed by the one, on your touchtone phone. If you are using speaker equipment, you will need to lift the handset before making your selection. One moment for the first questions, please.

Our first question will come from the line of Steve Delaney with JMP Securities. Please go ahead.

Steve Delaney:	Hey good morning, guys, and congratulations on improvement in the quarter.

David Akre:	Thank you, Steve.

Steve Mumma:	Thank you, Steve.

Steve Delaney:	Steve, you ran through those—you gave us the detail on the AOCI account, and I was not writing fast enough to keep up. Would you mind going through those numbers again that add up to the 10 million?

Steve Mumma:	Sure, $7.7 million related to the available for sales; 1.6 is related to interest rates swaps; and 1.6 is related to interest rate caps.

Steve Delaney:	Caps, and they were on the securitizations?

Steve Mumma:	That’s correct.

Steve Delaney:	Right. Now on the AFS piece, the $7.7 million, do you have the detail between the agency floaters and the AAAs available?

Steve Mumma:	Yes, the—I don’t have it in front of me, but I believe the agency floaters—the agency floaters are approximately $7 million, and the remaining is a non-agency...

Steve Delaney:	Mostly on the agencies.

Steve Mumma:	Yes.

Steve Delaney:
Now, on the marked to market loss and that’s important, because what I was going to ask you about before you went into that detail was you had a pretty big jump in the mark in the third quarter, 6.5 million by my calculation, and I assume the bulk of that is in the agency floaters as well, and that was due to credit spreads widening out in the quarter.

Steve Mumma:
It’s—that’s exactly right. I mean if you look at the securities that we sold in the beginning of July, which was a non-agency ARM that we probably sold for an average of a one-point loss, the marks on those would have been down five or six points. We probably experienced an average markdown on the agency floaters of between 1.75 and 2 points, and that’s just attributable, I think, to just the general dislocation of where the market is today. And those securities are all floating off LIBOR. They’re backed by agency’s fixed-rate collateral. Most of the collateral is seasoned collateral backing those deals. You know we anticipate those securities, you know, trading back towards par over time as the market starts to get back to its normal.

Steve Delaney:
Well, I was going to ask you if given that LIBOR’s come down and, you know, that spike we experienced is in the past, hopefully, I mean have you seen any tightening of spreads on floaters in the fourth quarter?

Steve Mumma:
You’ve seen some improvement, but what you’re not seeing is there hasn’t been a lot of production of CMO floaters. Because of where the interest rate environment is, it’s difficult to produce them right now. And you just haven’t seen a large demand of any types of securitized products. I think dealers are more focused on cleaning up their existing inventory in lieu of producing new securitizations.

Steve Delaney:	Right. You gave us the spread or margin for the quarter. Would it be possible if you could tell us kind of where the yield and cost of funds stood on a spot basis as of the end of September?

Steve Mumma:
Sure. You know if you look at the—at the end of September, we probably had an average portfolio yield of a little more than 6%. I’m sorry; I don’t have the earnings announcement right in front of me. I believe that the assets are in there. And the liability costs are down to around—most of our liabilities are resetting right now as has gone through the last Fed ease, so our liabilities are going to probably be trending down towards the low 5%.

Steve Delaney:	Low five. Okay, great. All right listen, guys, thanks so much. If I have anything else, I’ll come back to get in.

Steve Mumma:	Okay.

Operator:	Thank you. The next question will come from the line of Larry Callahan with Huntleigh Securities. Please go ahead.

Larry Callahan:	Yes, good morning. Just on that last thing you said, the liabilities did you say are resetting now to below five, or the low five?

Steve Mumma:	No, to the low fives. The low fives.

Larry Callahan:	Okay, and then the strategic alternatives, is that done with now, or is somebody still being retained on that?

Steve Mumma:
No, we are—you know we’ve gone through a series of strategic alternative analysis. Most of those analyses have changed as the stuff that we were looking at in June or July changed dramatically in August. So we have actually initiated some new strategic alternatives that we’re confident that we’ll be working on very diligently in the fourth quarter.

Larry Callahan:	Okay, and do any of those revolve around utilization of the deferred tax assets?

Steve Mumma:	Clearly, that’s a large asset on our balance sheet that we value and include in all the strategic alternatives that we’ve reviewed, that was one of the considerations we had in doing a transaction.

Larry Callahan:	Okay. And then on the 2007 dividend requirement, are you going to have one, or are you considering whether to continue as a REIT?

Steve Mumma:	Yes, we are assessing where we are in terms of a taxable income versus dividends distributed during the year, and that’s something that we’ll make an announcement of during the fourth quarter.

Larry Callahan:
Okay. And then with the repurchase requests that are remaining, I believe it was around 7 million and you have a reserve of 1 million, was that reserve added to at all in the third quarter, or did the reserve work out about how you thought it would?

David Akre:	I think a couple hundred thousand. Not much.

Larry Callahan:	I’m sorry, what?

David Akre:	I say it went up only a couple hundred thousand, so it did not change very much.

Larry Callahan:	And do you—I mean of those repo requests remaining, are you pretty confident about the reserve that you have for those? Are they [inaudible]?

David Akre:
Yes, I think what we did—you know what we’ve done prior to this demonstrates that our reserving all along has been pretty much spot on. You know we’ve never—we’re trying to be—we’re trying to reserve such that we don’t have any surprises at the end of the process. And I think we’ve been doing that and will continue to do that, so I don’t expect any more surprises as far as reserves go.

Larry Callahan:
And on that lease payment, you don’t have any of that as a—in your—on your balance sheet as right now. Is that—in the first quarter, that will come into income, or have you been amortizing that into income at all?

Steve Mumma:
No, the $3.2 million is nowhere in our financials. It’s just in our commitment as something that’s out there. And when it does come in, the 3.2 will count as taxable income from an IRS standpoint, but from a GAAP standpoint we’ll have to amortize that number over the remaining portion of the lease, and that lease goes out to December 2010.

Larry Callahan:	Okay. And then do you have some leverage potential right now to increase your portfolio?

Steve Mumma:
Yes, I mean you know we look at—we’ve repositioned the balance sheet, and we’ve—you know we’re very defensive in here. I mean we still want to make sure we get through this liquidity crisis. The market’s still going through some gyrations. We’ve had two large financial institutions in the last 10 days announce massive write-offs. You know we want to get through all these issues, and there are several financial institutions whose year ends on November 30th. You know, we want to get through all these issues.

Larry Callahan:	Okay. But the number of lenders for repos on your agencies, that hasn’t dwindled substantially, has it?

Steve Mumma:	No, the agency repo market, you know, is probably the most favorable of all the financing vehicles out there right now.

Larry Callahan:	Okay, and one more question about getting back on an exchange. Any progress there or anything to report?

David Akre:
You know it’s hard to say, but personally my gut is that you will see that in connection with some sort of a strategic announcement. That’s not a promise, that’s just a—you know that’s just a gut feel at this point.

Larry Callahan:	Okay. Well in hindsight, it looks like what you did in July turned out to be life saving. Thanks a lot.

David Akre:	Sure.

Operator:	Thank you. Our next question will come from the line of Anthony Marchese with Monarch Capital. Please go ahead.

Anthony Marchese:
Hi, good morning, guys. You’ve done a great job so far. A question for you. Are officers and directors at this point free to buy stock on the open market, or is the window closed because of your strategic alternative?

David Akre:	Right now until we file the Q, we normally would be open after the Q, but...

Steve Mumma:
Because we’re in the middle of a strategic alternative, it makes it difficult to release the officers and directors to have activities in the stock. I mean that’s been one of the issues for the last year almost. So we’ve had very few windows where we could go out and do any types of activities when we were not in possession of material non-public information.

Anthony Marchese:	Well, is it your sense that if the window were open you would be buying?

David Akre:	Yes.

Steve Mumma:	Yes.

Anthony Marchese:
Okay. I mean I’m looking at the stock saying, you know, net tangible book is close to—you know you’re double the stock price, so if you guys aren’t buying at this point, then you’re never going to be buying. But I guess you’re saying if you can’t, then you can’t.

David Akre:	Right. That’s essentially it. We’re not allowed to at the moment.

Anthony Marchese:	Okay, very good. Thanks for your—thanks, guys.

Operator:
Thank you. Ladies and gentlemen, if there’s additional questions at this time, please press the star, followed by the one, on your pushbutton phone. We do ask that if you’re using speaker equipment that you please lift the handset before making your selection. One moment for our next questions, please.

We’d like to give an additional minute to ask questions. If you would like to ask a question at this time, please press the star, followed by the one, on your pushbutton phone. If you are using speaker equipment, please lift the handset before making your selection. One moment please.

Management, at this time we have no additional questions in the queue, and I’ll turn the conference back to you for any closing remarks.

David Akre:
Okay. Despite a brutal third quarter, we emerged relatively unscathed due to critical steps taken before the storm. We’ve improved our earnings prospects, have our arms around the liabilities and costs, and are looking forward to improved results. Thank you very much.

Operator:
Thank you, management. Ladies and gentlemen, at this time we will conclude today’s conference. If you would like to listen to a replay of the presentation, please dial 1-800-405-2236 or 303-590-3000, with the access code of 11101427, followed by the pound sign. Once again if you would like to listen to a replay of today’s presentation, please dial 1-800-405-2236 or 303-590-3000, with the access code of 11101427, followed by the pound. We do thank you for your participation on today’s conference. At this time we will conclude. You may now disconnect, and please have a pleasant day.

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